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                                                                   EXHIBIT 99.2


FOR IMMEDIATE RELEASE

                   EL PASO ENERGY CORPORATION; KCS SETTLEMENT
                      IS FAIR AND POSITIVE FOR ALL PARTIES

HOUSTON, TEXAS, DECEMBER 23, 1996 -- El Paso Energy Corporation (NYSE:EPG) announced today that it has reached a settlement that resolves its gas purchase contract disputes with KCS Energy.

        Under the terms of the settlement, El Paso agreed to dismiss its lawsuits claiming that KCS illegally boosted the Btu content of the natural gas it delivers to meet contract specifications and that KCS increased natural gas deliveries from the properties in bad faith. This action terminates KCS' further challenge to a jury's verdict entered recently in Tennessee Gas Pipeline's favor in the Btu injection case.

        As a consideration for these dismissals, KCS agreed to the early termination of the natural gas purchase contract that was set to expire in 1989, ending the company's contractual obligation to pay more than $50 million of premium prices for future natural gas purchases. The settlement also lowers the total gas supply realignment costs to be paid by customers of Tennessee Gas Pipeline.

        The company is very pleased that this settlement resolves major litigation facing the company and allows it to move forward with plans to build on the momentum created by its acquisition of Tenneco Energy.

        El Paso Energy Corporation provides total energy solutions worldwide through four business units: El Paso Natural Gas Company, Tennessee Gas Pipeline Company, El Paso Energy Resources Company and El Paso Energy International Company. With offices across the country, the company has operations in interstate natural gas transmission, gas gathering and processing, energy marketing, and international energy development.


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Media relations contact: Christine LeLaurin (713) 757-3325